Exhibit 99.1

NEWS RELEASE

ICF Reports Fourth Quarter and Full Year 2019 Results

Fourth Quarter Highlights:

•	Total Revenue Was $397 Million
•	Diluted EPS Was $1.01, Inclusive of $0.09 in Special Charges[1]
•	Non-GAAP EPS[1] Was $1.18
•	Adjusted EBITDA Margin on Service Revenue[1] Was 14.9 Percent
•	Contract Awards of $353 Million

Full Year Highlights:

•	Total Revenue Was $1.48 Billion
•	Diluted EPS Was $3.59, Inclusive of $0.24 in Special Charges
•	Non-GAAP EPS Was $4.15
•	Adjusted EBITDA Margin on Service Revenue Was 13.4 Percent
•	Contract Awards of $1.5 Billion, Representing a Book-to-Bill Ratio of 1.03
•	Operating Cash Flow of $91 Million

Organic and Acquisition Growth Expected to Drive Double-Digit Increases in 2020 Revenue, EBITDA and Operating Cash Flow

Announces New Executive Leadership Roles

FOR IMMEDIATE RELEASE

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com +1.571.373.5577

FAIRFAX, Va.— Feb. 27, 2020-- ICF (NASDAQ: ICFI), a global consulting and digital services provider, reported results for the fourth quarter and full year ended December 31, 2019.

1 Non-GAAP EPS, Service Revenue, EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin on Service Revenue are non-GAAP measurements. A reconciliation of all non-GAAP measurements to the most applicable GAAP number is set forth below.  Special charges are items that were included within our statement of operations but are not indicative of ongoing performance and have been presented net of applicable U.S. GAAP taxes. The presentation of non-GAAP measurements may not be comparable to other similarly titled measures used by other companies.

“Growth catalysts across our client set resulted in a revenue increase of 11 percent for full year 2019, representing positive year-on-year comparisons in each of our client categories,” said John Wasson, president and chief executive officer. Revenue from government clients increased at a double-digit rate, led by considerable growth in state and local government and a significant pickup in federal government work in the second half of the year. Revenue from commercial clients, which accounted for approximately 35 percent of 2019 revenue, advanced by 6 percent year-over-year, driven by growth in marketing services and energy markets, which together comprised 93 percent of commercial revenue.

“Our business mix, higher utilization and a lower tax rate led to earnings per share increasing at a faster rate than revenue for full year 2019, and we ended the year with operating cash flow of $91 million, 22 percent ahead of 2018 levels.

“Fourth quarter earnings included special charges, the majority of which represented M&A expenses related to our acquisition of ITG, which closed at the end of January. This transaction has strengthened ICF’s position in the federal IT modernization arena, and we see significant revenue synergies on the horizon by combining ICF’s domain expertise and contract vehicles with ITG’s best-in-class qualifications and leading platform expertise.

“ICF was awarded over $1.5 billion in contract awards in 2019, of which over 70 percent represented new business, and our business development pipeline was a robust $6.5 billion at year end, supporting our expectations for significant growth in 2020,” Mr. Wasson noted.

Fourth Quarter 2019 Results

Fourth quarter 2019 total revenue was $396.6 million, representing 5.0 percent growth over the $377.9 million reported in the fourth quarter of 2018. Service revenue1 increased 5.1 percent year-over-year to $251.9 million, from $239.6 million. Net income amounted to $19.4 million in the 2019 fourth quarter, or $1.01 per diluted share, inclusive of $0.09 of tax-effected special charges primarily tied to M&A costs. In the 2018 fourth quarter, net income was $18.7 million, or $0.97 per diluted share, inclusive of $0.09 of tax-effected special charges.

Non-GAAP EPS was $1.18 per share, up from $1.17 per share in 2018. EBITDA1 was $34.9 million compared to $36.9 million reported in the fourth quarter of 2018. Adjusted EBITDA1 was $37.4 million compared to $39.4 million reported in the 2018 fourth quarter. Fourth quarter 2019 adjusted EBITDA margin on service revenue was 14.9 percent compared to 16.5 percent in the 2018 fourth quarter which was an exceptional quarter.

Full Year 2019 Results

For 2019, total revenue amounted to $1.48 billion, representing 10.5 percent growth over the $1.34 billion reported for full year 2018. Service revenue increased 8.3 percent year-over-year to $1.0 billion, from $925.8 million in 2018. Full year 2019 net income amounted to $68.9 million, or $3.59 per diluted share, inclusive of $0.24 of special charges. This compares to net income of $61.4 million, or $3.18 per diluted share for last year, inclusive of $0.17 of special charges.

Non-GAAP EPS increased 11.3 percent year-over-year to $4.15 per share from $3.73 per share. EBITDA was $129.6 million, up 8.5 percent from $119.5 million reported in 2018. Adjusted EBITDA was $134.8 million, an 8.9 percent increase over $123.7 million in 2018. The 2019 adjusted EBITDA margin on service revenue was 13.4 percent.

Backlog and New Business Awards

Total backlog was $2.4 billion at the end of the fourth quarter of 2019. Funded backlog was $1.3 billion, or approximately 53 percent of the total backlog. The total value of contracts awarded in the 2019 fourth quarter was $353.3 million. For full year 2019, contract awards were $1.52 billion, representing a book-to-bill ratio of 1.03.

Government Revenue Fourth Quarter 2019 Highlights

Revenue from government clients was $244.3 million, up 7.6 percent year-over-year.

•

U.S. federal government revenue was $139.7 million, representing a 5.5 percent year-over-year increase. Federal government revenue accounted for 35 percent of total revenue in both 2019 and 2018 fourth quarters.

•

U.S. state and local government revenue increased by 10.9 percent year-on-year to $69.0 million. State and local accounted for 18 percent of total revenue, compared to 16 percent of total revenue in the 2018 fourth quarter.

•	International government revenue increased 10.0 percent year-on-year to $35.6 million and accounted for 9 percent of total revenue in both the 2019 and 2018 fourth quarters.

Key Government Contracts Awarded in the Fourth Quarter

ICF was awarded more than 75 U.S. federal contracts and task orders and more than 200 additional contracts from U.S. state and local and international governments with an aggregate value of $155.2 million. Notable awards won in the fourth quarter included:

Disaster management:

•

A contract to support the North Carolina Office of Recovery and Resiliency to provide implementation, program management and strategic communications services for the state’s Community Development Block Grant (CDBG)-funded disaster recovery buyout program.

•

A contract with a midwestern U.S. state to provide support for its disaster management CDBG mitigation planning. Subsequent to the end of the quarter, we were awarded a small contract with the city of Columbia, SC, to develop its CDBG Mitigation Action Plan.

IT modernization and digital engagement:

•

A subcontract to support the U.S. Department of Education by providing software and system testing, requirements gathering and statistical analysis for the Free Application for Federal Student Aid (FAFSA) Application and Eligibility Determination System.

•

A recompete contract with the U.S. Department of Health and Human Services (HHS) Substance Abuse and Mental Health Services Administration (SAMHSA) to provide enterprise-wide content and technical web support related to the enhancement and maintenance of the SAMHSA.gov website and other SAMHSA-related microsites, subsites and subdomains.

•	A recompete contract with the HHS National Institutes of Health to provide agile software development support services for the Office of Extramural Research enterprise grant management systems.

Public health and survey research:

•

A follow-on agreement with U.S. Agency for International Development and the President’s Malaria Initiative to strengthen country systems across sub-Saharan Africa to generate high quality health information used to support actions that address malaria.

•

Two sub-agreements to support questionnaire design, programming of mobile devices for data collectors and data analysis for national level HIV surveys in Zambia and Botswana funded by the Centers for Disease Control and Prevention (CDC).

•

Two recompete contracts with the Maryland Department of Health and a southwestern U.S. state department of health services to administer the Behavioral Risk Factor Surveillance System (BRFSS) survey that collects data from state residents about their health-related behaviors, chronic health conditions and use of preventive services.

Communications and outreach:

•

A new contract with the CDC National Diabetes Prevention Program (DPP) to provide marketing and communication training, technical assistance, materials and evaluation support to 1815/1817 grantees to increase enrollment and retention in the National DPP lifestyle change program and Diabetes Self-Management Education.

Environmental planning:

•	A master services agreement with a western U.S. water authority to provide environmental planning and implementation support.

Commercial Revenue Fourth Quarter 2019 Highlights

•

Commercial revenue was $152.4 million, up 1.0 percent from the $150.9 million reported in last year’s fourth quarter. Commercial revenue accounted for 38 percent of total revenue compared to 40 percent of total revenue in the 2018 fourth quarter.

•	Energy markets, which include energy efficiency programs, represented 39 percent of commercial revenue. Marketing services accounted for 54 percent of commercial revenue.

Key Commercial Contracts Awarded in the Fourth Quarter 2019

Commercial contract awards were $198.1 million in the fourth quarter of 2019. ICF was awarded more than 700 commercial projects globally during the third quarter including:

In Energy Markets:

•	A contract with a midwestern U.S. utility to provide program implementation services for its residential energy efficiency programs.
•	Multiple task orders with a south-central U.S. utility to provide program implementation and energy IT services for its portfolio of energy efficiency programs.
•	A contract extension with a northwestern U.S. state energy organization to provide energy efficiency implementation services for its existing buildings program.
•	Four task orders with a southwestern U.S. utility to support turnkey customer programs related to energy efficiency and electric vehicles as part of the utility’s long-term sustainability plan.
•	Two subcontract amendments with a midwestern U.S. utility to supports its residential energy efficiency programs.
•	Multiple task orders with a renewable energy company to provide environment and planning services.
•	A master services agreement and task order with a North American energy efficiency program to provide commercial and industrial retrofit services.

In Marketing Services:

•	Multiple task orders with a U.S. health insurer to provide a variety of marketing services for its programs.
•	Extensions of our retainer with a U.S. rail transportation system to continue providing loyalty services.
•	A retainer with a hospitality website to provide public relations and social media services.
•	A task order with a global hospitality company to continue providing loyalty services.
•	Multiple task orders with a financial services provider to deliver end-to-end communications programs across both employee and customer audiences.

Recent Corporate Developments

On January 31, 2020, ICF announced that it had closed its acquisition of ITG, one of the leading and fastest growing providers of IT modernization and cloud-based platform services to the U.S. federal government. This transaction significantly expands ICF’s IT modernization services and adds best-in-class IT platform expertise and partnerships.

In a separate release today, ICF announced new executive leadership roles designed to ensure and support ICF’s continued growth. Notably, James Morgan, chief financial officer (CFO), will assume the newly created role of executive vice president and chief of business operations. Bettina Welsh, senior vice president for finance, will become CFO. These changes are effective February 29th.

Dividend Declaration

On February 27, 2020, ICF declared a quarterly cash dividend of $0.14 per share, payable on April 13, 2020 to shareholders of record on March 27, 2020.

2019 Recognitions

ICF received several important recognitions in 2019:

•	For the fourth and second straight years, respectively, Forbes included ICF on two of its coveted annual lists: "America's Best Management Consulting Firms" and "America's Best Midsize Employers."
•	ICF was named a "Fast Moving" brand by the Government Business Council in its 2019 Leading Brands in Government study.
•	CDP (formerly the Climate Disclosure Project) recognized ICF for climate leadership by scoring our 2019 annual climate report as A-.
•

ICF Next was named a "Strong Performer" among loyalty service providers by Forrester Research in The Forrester Wave™: Loyalty Service Providers, Q3 2019 and was recognized as a "Leader" in another loyalty report focused on technology platforms, The Forrester Wave™: Loyalty Technology Platforms, Q2 2019.

•	ICF Next was named the Holmes Report's 2019 Digital Agency of the Year.

Summary and Outlook

“2019 was a record year for ICF, and we look forward to continued growth ahead in 2020. In government markets, our federal government business development pipeline was at record levels at 2019 year-end, and our acquisition of ITG, which closed in late January 2020, provides further visibility and additional growth opportunities. We are pleased with recent wins to provide disaster management services in new geographies and we continue to expect this area to be a long-term growth driver for ICF. In commercial markets, we have a robust energy efficiency pipeline and are engaged in several pilot programs that position ICF at the leading edge of distributed energy consulting work for utilities. Also, we continue to leverage our commercial marketing services, loyalty platforms and engagement capabilities across our client set.

“Our guidance for 2020 is based on our current backlog and portfolio of business and does not include any additional material contract wins or expansions in the disaster recovery arena, nor any material benefit from new disaster recovery-related mitigation contract awards or energy efficiency contract wins in California, all areas that represent long-term growth opportunities for ICF,” Mr. Wasson noted.

For full year 2020, ICF expects revenue of $1.60 billion to $1.65 billion and EBITDA of $145.0 million to $155.0 million, representing year-on-year growth of 10 percent and 16 percent, respectively, at the midpoints. GAAP earnings per diluted share is expected to range from $3.45 to $3.75, exclusive of special charges. Non-GAAP diluted EPS is expected to range from $4.00 to $4.30. EPS guidance includes more than $0.30 per share in additional interest expense related to the ITG acquisition, as well as a higher tax rate. Per share guidance is based on a weighted average number of shares outstanding of 19.2 million. Operating cash flow is expected to be approximately $120 million, substantially ahead of 2019 levels.

Concluding, Mr. Wasson said, “The new executive leadership roles we announced today will ensure that ICF remains at the leading edge in our client work, while utilizing best practices across the company. Our growth profile and substantial bench strength enable us to leverage their leadership skills to strengthen areas that are critical to our continued success.”

###

About ICF

ICF (NASDAQ:ICFI) is a global consulting services company with over 7,000 full- and part-time employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended		Twelve months ended
	December 31,		December 31,
(in thousands, except per share amounts)	2019	2018	2019	2018
Revenue	$396,636	$377,910	$1,478,525	$1,337,973
Direct costs	264,027	249,057	953,187	857,508
Operating costs and expenses:
Indirect and selling expenses	97,664	91,958	395,763	360,987
Depreciation and amortization	4,707	4,439	20,099	17,163
Amortization of intangible assets	1,940	3,013	8,083	10,043
Total operating costs and expenses	104,311	99,410	423,945	388,193

Operating income	28,298	29,443	101,393	92,272
Interest expense	(2,508)	(2,637)	(10,719)	(8,710)
Other expense	(134)	(170)	(501)	(735)
Income before income taxes	25,656	26,636	90,173	82,827
Provision for income taxes	6,277	7,941	21,235	21,427
Net income	$19,379	$18,695	$68,938	$61,400

Earnings per Share:
Basic	$1.03	$0.99	$3.66	$3.27
Diluted	$1.01	$0.97	$3.59	$3.18

Weighted-average Shares:
Basic	18,835	18,838	18,816	18,797
Diluted	19,234	19,333	19,224	19,335

Cash dividends declared per common share	$0.14	$0.14	$0.56	$0.56

Other comprehensive income (loss), net of tax	6,258	(4,407)	407	(6,683)
Comprehensive income, net of tax	$25,637	$14,288	$69,345	$54,717

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures(2)

(Unaudited)

	Three Months Ended		Twelve months ended
	December 31,		December 31,
(in thousands, except per share amounts)	2019	2018	2019	2018
Reconciliation of Service Revenue
Revenue	$396,636	$377,910	$1,478,525	$1,337,973
Subcontractor and other direct costs (3)	(144,728)	(138,296)	(475,717)	(412,216)
Service revenue	$251,908	$239,614	$1,002,808	$925,757

Reconciliation of EBITDA and Adjusted EBITDA
Net income	$19,379	$18,695	$68,938	$61,400
Other expense	134	170	501	735
Interest expense	2,508	2,637	10,719	8,710
Provision for income taxes	6,277	7,941	21,235	21,427
Depreciation and amortization	6,647	7,452	28,182	27,206
EBITDA	34,945	36,895	129,575	119,478
Adjustment related to impairment of intangible assets (4)	—	—	1,728	—
Special charges related to acquisitions (5)	1,574	748	1,771	1,361
Special charges related to severance for staff realignment (6)	453	559	1,774	1,554
Special charges related to facilities consolidations, office closures, and our future corporate headquarters (7)	454	—	717	115
Adjustment related to bad debt reserve (8)	—	1,240	(782)	1,240
Total special charges	2,481	2,547	5,208	4,270
Adjusted EBITDA	$37,426	$39,442	$134,783	$123,748

EBITDA Margin Percent on Revenue (9)	8.8%	9.8%	8.8%	8.9%
EBITDA Margin Percent on Service Revenue (9)	13.9%	15.4%	12.9%	12.9%
Adjusted EBITDA Margin Percent on Revenue (9)	9.4%	10.4%	9.1%	9.2%
Adjusted EBITDA Margin Percent on Service Revenue (9)	14.9%	16.5%	13.4%	13.4%

Reconciliation of Non-GAAP Diluted EPS
Diluted EPS	$1.01	$0.97	$3.59	$3.18
Adjustment related to impairment of intangible assets	—	—	0.09	—
Special charges related to acquisitions	0.08	0.04	0.10	0.07
Special charges related to severance for staff realignment	0.02	0.03	0.09	0.08
Special charges related to facility consolidations, office closures, and our future corporate headquarters	0.02	—	0.08	0.01
Adjustment related to bad debt reserve	—	0.06	(0.04)	0.06
Amortization of intangibles	0.10	0.16	0.42	0.52
Income tax effects on amortization, special charges, and adjustments (10)	(0.05)	(0.09)	(0.18)	(0.19)
Non-GAAP EPS	$1.18	$1.17	$4.15	$3.73

(2) These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3) Subcontractor and Other Direct Costs is Direct Costs excluding Direct Labor and Fringe Costs.

(4) Adjustment related to impairment of intangible assets: We recognized impairment expense of $1.7 million in the second quarter of 2019 related to intangible assets associated with a historical business acquisition.

(5)Special charges related to acquisitions, consisting primarily of consultants and other outside party costs, and an increase in the contingent consideration liability from a previous acquisition.

(6) Special charges related to severance for staff realignment: These costs are mainly due to involuntary employee termination benefits for our officers and groups of employees who have been notified that they will be terminated as part of a consolidation or reorganization.

(7) Special charges related to facility consolidations, office closures, and our future corporate headquarters: These costs are exit costs associated with terminated leases or full office closures.  The exit costs include charges incurred under a contractual obligation that existed as of the date of the accrual and for which we will continue to pay until the contractual obligation is satisfied but with no economic benefit to us.  Additionally, we incurred one-time charges with respect to the execution of a new lease agreement for our corporate headquarters.

(8) Adjustment related to bad debt reserve: During 2018, we established a bad debt reserve for amounts due from a utility client that had filed for bankruptcy and included the reserve as an adjustment due to its relative size. The adjustment in 2019 reflects a favorable revision of our prior estimate of collectability based on a third party acquiring the receivables.

(9) EBITDA Margin Percent and Adjusted EBITDA Margin Percent were calculated by dividing the non-GAAP measure by the corresponding revenue.

(10) Income tax effects were calculated using an effective U.S. GAAP tax rate of 24.5% and 29.8% for the three months ended December 31, 2019 and 2018, respectively, and 23.6% and 25.9% for the years ended December 31, 2019 and 2018, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share and per share amounts)	December 31, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$6,482	$11,694
Contract receivables, net	261,176	230,966
Contract assets	142,337	126,688
Prepaid expenses and other assets	17,402	16,253
Income tax receivable	7,320	6,505
Total Current Assets	434,717	392,106
Property and Equipment, net	58,237	48,105
Other Assets:
Restricted cash - non-current	—	1,292
Goodwill	719,934	715,644
Other intangible assets, net	25,829	35,494
Operating lease - right-of-use assets	133,965	—
Other assets	24,535	21,221
Total Assets	$1,397,217	$1,213,862

LIABILITIES and STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$134,578	$102,599
Contract liabilities	37,413	33,494
Operating lease liabilities - current	32,500	—
Accrued salaries and benefits	52,130	44,103
Accrued subcontractors and other direct costs	45,619	58,791
Accrued expenses and other current liabilities	35,742	39,072
Total Current Liabilities	337,982	278,059
Long-term Liabilities:
Long-term debt	165,444	200,424
Operating lease liabilities - non-current	119,250	—
Deferred rent	—	13,938
Deferred income taxes	37,621	40,165
Other long-term liabilities	22,369	20,859
Total Liabilities	682,666	553,445

Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 70,000,000 shares authorized; 22,846,374 and 22,445,576 shares issued; and 18,867,555 and 18,817,495 shares outstanding at December 31, 2019 and December 31, 2018, respectively	23	22
Additional paid-in capital	346,795	326,208
Retained earnings	544,840	486,442
Treasury stock, 3,978,819 and 3,628,081 shares at December 31, 2019 and 2018, respectively	(164,963)	(139,704)
Accumulated other comprehensive loss	(12,144)	(12,551)
Total Stockholders’ Equity	714,551	660,417
Total Liabilities and Stockholders’ Equity	$1,397,217	$1,213,862

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Years ended
	December 31,
(in thousands)	2019	2018
Cash Flows from Operating Activities
Net income	$68,938	$61,400
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	624	2,480
Deferred income taxes	(123)	5,100
Non-cash equity compensation	15,818	11,506
Depreciation and amortization	28,182	27,206
Deferred rent	(1,247)	523
Facilities consolidation reserve	(274)	(260)
Remeasurement of contingent acquisition liability	—	505
Amortization of debt issuance costs	507	510
Impairment of long-lived assets	1,728	—
Other adjustments, net	181	449
Changes in operating assets and liabilities, net of the effect of acquisitions:
Net contract assets and liabilities	(11,963)	(14,148)
Contract receivables	(31,300)	(60,096)
Prepaid expenses and other assets	1,997	(6,650)
Accounts payable	31,949	28,309
Accrued salaries and benefits	8,012	(2,159)
Accrued subcontractors and other direct costs	(12,293)	10,762
Accrued expenses and other current liabilities	(4,951)	11,120
Income tax receivable and payable	(4,489)	(2,063)
Other liabilities	144	176
Net Cash Provided by Operating Activities	91,440	74,670

Cash Flows from Investing Activities
Capital expenditures for property and equipment and capitalized software	(26,901)	(21,812)
Payments for business acquisitions, net of cash received	(3,569)	(34,575)
Net Cash Used in Investing Activities	(30,470)	(56,387)

Cash Flows from Financing Activities
Advances from working capital facilities	686,830	573,991
Payments on working capital facilities	(721,809)	(579,817)
Payments on capital expenditure obligations	(1,621)	(3,726)
Debt issue costs	—	(21)
Proceeds from exercise of options	2,914	5,842
Dividends paid	(10,540)	(7,915)
Net payments for stockholder issuances and buybacks	(23,414)	(17,125)
Net Cash Used in Financing Activities	(67,640)	(28,771)
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	166	(792)

Decrease in Cash, Cash Equivalents, and Restricted Cash	(6,504)	(11,280)
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	12,986	24,266
Cash, Cash Equivalents, and Restricted Cash, End of Period	$6,482	$12,986

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$10,424	$9,893
Income taxes	$26,595	$14,870
Non-cash investing and financing transactions:
Deferred and contingent consideration arising from businesses acquired	$—	$8,391
Capital expenditure obligations	$—	$6,121

ICF International, Inc. and Subsidiaries

Supplemental Schedule(11) (12)

Revenue by client markets	Three Months Ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018
Energy, environment, and infrastructure	44%	42%	45%	42%
Health, education, and social programs	40%	41%	37%	40%
Safety and security	8%	8%	8%	8%
Consumer and financial services	8%	9%	10%	10%
Total	100%	100%	100%	100%

Revenue by client type	Three Months Ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018
U.S. federal government	35%	35%	38%	41%
U.S. state and local government	18%	16%	19%	14%
International government	9%	9%	8%	9%
Government	62%	60%	65%	64%
Commercial	38%	40%	35%	36%
Total	100%	100%	100%	100%

Revenue by contract mix	Three Months Ended		Twelve months ended
	December 31,		December 31,
	2019	2018	2019	2018
Time-and-materials	49%	48%	48%	44%
Fixed-price	37%	38%	38%	39%
Cost-based	14%	14%	14%	17%
Total	100%	100%	100%	100%

(11) As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. Client markets provide insight into the breadth of our expertise.  Client type is an indicator of the diversity of our client base.  Revenue by contract mix provides insight in terms of the degree of performance risk that we have assumed.

(12) Certain immaterial revenue percentages in the prior year have been reclassified due to minor adjustments and reclassification within contract mix.